FOR OFFICE USE ONLY
investor subscription agreement
for	First name: ________________________
willamette valley vineyards, inc.	Last name: ________________________
(an Oregon corporation)
series a redeemable preferred stock

Persons interested in purchasing shares of Series A Redeemable Preferred Stock (the “Shares”) of Willamette Valley Vineyards, Inc. (the “Company”) paying a cumulative annual dividend of 22¢ a share (4.36% based on the current offering share price of $5.05) must complete and return this Subscription Agreement along with their purchase price in cash, check, VISA, MasterCard, or Discover charge to: Willamette Valley Vineyards, Inc., 8800 Enchanted Way S.E., Turner, OR 97392. You may also choose to scan and email this to stock.offering@wvv.com or fax to 503-588-8894.

Shares of Series A Redeemable Preferred Stock will be issued on, or just prior to December 31, 2021 for all subscriptions accepted during 2021 and dividends for those shares will begin accruing January 1, 2022. For subscriptions accepted in 2022, shares will be issued on, or just prior to December 31, 2022 and dividends for those shares will begin accruing January 1, 2023.

An electronic or written acknowledgment will be sent upon acceptance. This Preferred Stock is traded on the NASDAQ under the symbol WVVIP.

Checks Should Be Made Payable To: Willamette Valley Vineyards

I hereby tender this Subscription Agreement for purchase of ____________ Shares at the per share price determined in accordance with the schedule set forth below (minimum 300 shares or $1,515.00, maximum 2,300 shares or $11,615.00 at $5.05 per share).

Price Per Share	Date of Subscription
$5.05	June 15, 2021 - September 30, 2021
$5.15	October 1, 2021 - December 31, 2021
$5.25	January 1, 2022 - March 31, 2022
$5.35	April 1, 2022 - June 30, 2022

The “Date of Subscription” shall be the date on which this Subscription Agreement together with the investor’s purchase price is either hand delivered to the Company or postmarked, if delivered by mail.

With this Subscription Agreement, I tender payment in the amount of $ _______________________ for the Shares subscribed.

Method of Payment (check one):

☐ Check ☐ Visa ☐ MC ☐ Discover	Credit Card #	Exp. Date

In connection with my investment in the Company, I represent and warrant as follows:

a)	Prior to tendering payment for the Shares, I have reviewed to my satisfaction the following disclosure documents from the Company (the “Disclosure Package”):

1.	Company’s Prospectus Supplement dated June 11, 2021 contained in the Company’s Registration Statement on Form S-3, SEC File No. 333-236080;
2.	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020;
3.	Company’s Quarterly Report(s) on Form 10-Q for the period ending in the most current quarter of 2021; and
4.	each Current Report on Form 8-K issued since December 31, 2020.

b)	I have reviewed the section of the Company’s Prospectus entitled “Risk Factors” and fully understand the degree of risk associated with a purchase of the Shares. I have sufficient economic resources to bear the economic risk of the complete loss of my investment in the Shares.

c)	I acknowledge that the Disclosure Package is accurate only as of the date on the cover page of the documents identified above. I understand that I may withdraw my subscription for the Shares at any time prior to the date the subscription is accepted by the Company.

d)	I have both knowledge and experience in financial and business matters, and have had the opportunity to consult my own legal, tax and financial advisors who are capable of evaluating the merits and risks of my purchase of the Shares. I have conducted such examination of the Company’s business, financial condition, results of operations and other relevant matters as I deem appropriate. I have reached an informed and knowledgeable decision to acquire the Shares, independent of any representations of any persons connected in any way with the Company. No party has made any representations to me as to the profitability, if any, of the Company, nor have I relied on any statements made by any persons concerning the value of the investment in the Shares or the risks associated therewith.

e)	I acknowledge that (i) the Company may determine in the future that it is not appropriate to list the securities on an exchange, including without limitation if material doubt exists whether the Company can meet the continued listing criteria; and (ii) even if so listed, the inclusion of the Shares in the Nasdaq Stock Market does not assure liquidity if I should wish to sell my Shares. I understand that for these and other reasons, the Shares may not be saleable for a price equal to or greater than the Purchase Price and that I must be prepared to withstand a complete loss of any amounts invested.

f)	I acknowledge that the sale prices identified in the table above have been determined arbitrarily by the Company’s board of directors, and that both dividends and liquidation preference are determined on the lowest such price ($4.15 per share) regardless of the price I paid for Shares.

g)	I have no specific expectation of distributions or other remuneration based upon my position as a shareholder of the Company other than those benefits described under the heading “Description of Capital Stock – Preferred Stock – Series A Redeemable Preferred Stock – and in particular I specifically acknowledge that any benefits to be granted to me as a holder of Shares as discussed under “- Special Benefits for Holders of Series A Redeemable Preferred Stock” are at the complete discretion of the Company’s boards of directors, which may decide not to grant any such benefits, and consequently I have not invested in the Shares based on my expectation to receive any such benefits.

h)	I acknowledge that the Company is under no obligation to accept my subscription for the Shares, and can reject my subscription for any reason. Further, I understand that when selecting subscriptions to accept, the Company intends to give preference to prospective subscribers who are either current members of the wine club, or intend to become members of the wine club, and who have indicated their intention to participate the Company’s other business programs.

i)	No representation or warranty made by me in this Subscription Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Over

The Shares which I am purchasing shall be issued as follows (check one):

☐	Individual Ownership	☐	Partnership
☐	Joint Tenants with Right of Survivorship	☐	Trust (trustee must sign)
	(commonly used by married people)	☐	TOD (transfer on death)
☐	Tenants-in-Common (two or more people with option to sell or	☐	Other: please specify
bequeath their percentage of the shares)
☐	Corporation (authorized agent of corporation must sign)

Please print, on the line(s) below, the exact name(s) you desire on the stock certificate.

Investor No. 1 or Trustee (print name above)

Name of Trust, if applicable (print name above)

Street (residence address)

City	State	Zip

Street (mailing address)

City	State	Zip

Phone	☐ Home	☐ Cell	☐ Business

Email Address

Social Security No. or Tax ID

Date of Birth
Investor No. 2, if applicable (print name above)

Street (residence address)

City	State	Zip

Phone	☐ Home	☐ Cell	☐ Business

Email Address

Date of Birth

I agree to have my annual cash dividend issued as a Wine Credit.
With a wine credit, you will receive 15% more value than the cash dividend, in addition to receiving other Winery Owner discounts.

☐ Yes

☐ No

The undersigned acknowledges under the penalties of perjury that the information provided by me on the Subscription Agreement and Ownership Application is true, accurate and complete.

Signature of Preferred Stock Subscriber	Date

ACCEPTED BY: WILLAMETTE VALLEY VINEYARDS, INC.

By: James W. Bernau, President	Date

FOR OFFICE USE ONLY	FOR OFFICE USE ONLY
Shares Purchased:	Entered in Daily Reg:
Total Billed:	Charged:
Account #:	To Accounting:
Name of Purchaser:	To Transfer Agent:

Preferred Stock Ownership Application

Please fill out and return with your Subscription Agreement.

First name:
(please print)

Last name:
(please print)

Priority to become an Owner in the winery is being given to wine enthusiasts who will support their investment as a Wine Club Member or use their dividend as a wine credit. In this way, our winery becomes stronger with each new devoted Owner.

Are you a wine enthusiast who regularly enjoys wine?

☐ Yes (preferred, priority given to wine enthusiasts)

☐ No

Do you agree to have your annual cash dividend issued as a wine credit to purchase wine from the winery?  With a wine credit, you will receive 15% more value than the cash dividend, in addition to receiving other Winery Owner discounts.

☐ Yes (preferred, priority given to those that elect wine credit)

☐ No

Are you currently or will you enroll in a Wine Club at the time of Subscription Agreement acceptance?

☐ Yes (preferred, priority given to those that are or intend to sign-up to be Wine Club Members)

☐ No

Would you be interested in the following activities? Check all that apply.

Representing our wines by:

☐ Pouring at charitable events, festivals or the Tasting Room

☐ Hosting in-home or in-store tastings

☐ Advocating for wine industry issues

Receipt of application is not a guarantee of acceptance of your Subscription Agreement. We retain complete discretion to reject any potential subscription for any reason.

WillametteValleyVineyards.com 8800 Enchanted Way SE · Turner, OR 97392 · 503-588-9463 · stock.offering@wvv.com Jim Bernau, Founder/Winegrower